Exhibit 10.15
     This agreement is entered into by and between ASSURITY Finance & Development, LLC, a North Dakota Limited Liability Corporation, hereafter “ASSURITY,” AND Natural Innovative Renewable Energy, L.L.C. hereafter “Client”.
     FOR AND IN GOOD VALUABLE CONSIDERATION the receipt and sufficiency of which is hereby acknowledged, the undersigned do hereby covenant, contract and agree as follows:
     1. Scope of Services: ASSURITY is hereby engaged to perform consulting services for the Client regarding the preparation and structuring of financial data including financial statements and related financial reports for the purpose of assisting the Client in preparation of presentations to lenders.
     2. Consulting Fee: Client agrees to pay unto ASSURITY the sum of Twenty-five Thousand and no/100 Dollars ($25,000.00) as a retainer for professional services to be performed, plus out-of-pocket expenses incurred by ASSURITY with third-parties (including but not limited to legal, appraisal, inspecting engineers and title insurance). Payment of the Consulting Fee shall be due upon execution of this agreement and is nonrefundable except for failure to perform the agreed services. Client will not be required to pay any further fees to ASSURITY for professional services for the term of this agreement. The total out-of-pocket expenses incurred by ASSURITY with third-parties for the term of this agreement will not exceed $10,000, without the express written consent of Client.
     3. Limited Services: ASSURITY has represented to Client that they will make every reasonable effort to assist Client in acquiring suitable financing. ASSURITY expressly agrees not to divulge, publish or communicate any information regarding the Client or their financial conditions to any entity or person without the expressed consent of the Client. All information obtained by ASSURITY during this engagement and all suggestions and recommendations received by Client shall remain the property of Client and ASSURITY shall keep all such matters confidential.
     4. Credit for Consulting Fee: Notwithstanding the foregoing, the consulting fee paid herewith will be credited against the Underwriting and Syndication fee due upon acceptance of the final Term Sheet.
     5. Acknowledgement of Potential Servicing Fee: Notwithstanding the foregoing, in the event that Client obtains a financing accommodation as a result of ASSURITY’s activities, Client hereby acknowledges that the resulting provider of said financing accommodation may further compensate ASSURITY through various servicing fees associated with the Client’s accommodation(s). These resulting fees shall be earned by ASSURITY in addition to the Consulting Fees herein described.
     6. Term: The term of this engagement shall begin on the date hereof and shall terminate 365 days from said date unless sooner terminated by Client in writing. In the event of an early termination, no refund of the consulting fee will be due unless termination is for failure of ASSURITY to perform the services provided for above in which event the fee to which ASSURITY shall be entitled shall be equal to the amount of time spent in rendering the services multiplied by $175.00 per hour.
     7. Independent status of ASSURITY: Client hereby acknowledges that ASSURITY and it’s’ representatives are an independent entity and not an agent, partner, joint venturer nor employee of Client. ASSURITY shall have no authority to bind or otherwise obligate Client in any manner nor shall ASSURITY represent to anyone that it has a right to do so.
     8. Enforceability: In the event that it becomes necessary to enforce any of the terms of this agreement the defaulting party agrees to pay all reasonable attorneys fees incurred therein.
     9. Legal Jurisdiction: This Agreement shall be governed by and shall be construed in accordance with the laws of the State of North Dakota.
     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplemental modification or amendment of the Agreement shall be binding unless executed in writing by all parties.
     WITNESS THE SIGNATURES of the parties on this the 15th day of November, 2007.

ASSURITY Finance & Development, LLC
/s/ John D. Erickson
John D. Erickson, President

Natural Innovative Renewable Energy, LLC
By:	/s/ John E. Lucken
Its: Authorized Representative